Exhibit 99.1

LAURA H. WRIGHT, FORMER SENIOR VICE PRESIDENT OF FINANCE AND CFO OF SOUTHWEST AIRLINES, JOINS CMS ENERGY AND CONSUMERS ENERGY BOARDS OF DIRECTORS

JACKSON, Mich., Feb. 19, 2013 – Laura H. Wright, former senior vice president of finance and chief financial officer of Southwest Airlines, has been elected, effective Feb. 18, 2013, to CMS Energy’s Board of Directors. Wright also is joining the Board of Directors of Consumers Energy, the principal subsidiary of CMS Energy.

Wright will serve on the Audit Committee and Finance Committee for both Boards.

Wright retired from Southwest Airlines in 2012 after serving as senior vice president of finance and chief financial officer since 2004. During her 25-year career with the company, she also served as vice president of finance and treasurer and held several other financial positions.

Wright now serves as a consultant to Southwest Airlines. She also is a member of the Board of Trustees for the Pebblebrook Hotel Trust.

Wright, a certified public accountant, is a member of the Financial Executives Institute and the Texas Society of Certified Public Accountants. She holds a bachelor’s degree and a master’s degree in accountancy from the University of North Texas.

CMS Energy (NYSE: CMS) is a Michigan-based company that has an electric and natural gas utility, Consumers Energy, as its primary business and also owns and operates independent power generation businesses.

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